Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

BINDING TERM SHEET

The intent of this term sheet (the “Term Sheet”) is for the Parties to agree on the principal terms in relation to the license and distribution within the Territory by L. Molteni & C. dei Fratelli Alitti Società di Esercizio S.p.A. of Probuphine, a pharmaceutical product developed by Titan Pharmaceuticals Inc.. This Term Sheet and any attachment hereto constitutes a binding obligation on both Parties to enter into, execute and deliver a definitive agreement containing the essential elements set forth herein, as well as any additional agreement necessary in relation thereto by February 15, 2018 or such later date as may be mutually agreed in writing by the Parties.

1. Parties

L. Molteni & C. dei F.lli Alitti Società di Esercizio S.p.A., a company organized under the laws of Italy, with registered office at Strada Statale 67, Frazione Granatieri, Scandicci (Florence), Italy, or any of its affiliates (“Molteni”); and Titan Pharmaceuticals, Inc., a company organized under the laws of United States, with registered office at 400 Oyster Point Blvd., Suite 505, South San Francisco CA 94080-1921, (“Titan” and, together with Molteni, the “Parties”).

2. Definitions

In addition to the other terms defined herein, the following capitalized terms shall have the meaning set forth below:

“Additional Services” means, in relation to the Product, the Release, the kit assembly, the secondary packaging (including serialization) and DEA reporting;

“Braeburn License” means the License Agreement by and between Titan and Braeburn Pharmaceuticals, Inc., dated December 14, 2012 as amended to date.

“Competitor Product” means any pharmaceutical product containing buprenorphine for the treatment of the Initial Indication that entails continuous delivery for more than 10 days.

“Dossier” means the complete pharmaceutical registration dossier prepared by Titan in E.U. format suitable to obtain the Marketing Authorization(s) (as defined below) for the Product (as defined below) for the Initial Indication (as defined below) in the Territory (as defined below), including all scientific and technical data and documents regarding the Product for the Initial Indication, in all its available strengths and presentations;

“DPT Agreement” means the Manufacturing Agreement by and between DPT Laboratories, Ltd. and Titan Pharmaceuticals, Inc. dated August 2, 2013;

“Initial Indication” means the use of the Product for the treatment of opiate or opioid addiction.

“Key Country” shall mean any of the following: United Kingdom, Italy, Germany, or France;

“Marketing Authorization” means the required national registration and pricing approval for the Product for the Initial Indication issued by the relevant regulatory authorities in the Territory;

“Net Sales” means the gross Ex-factory sales amount invoiced by Molteni and/or its appointed distributor(s) within the Territory for the sale of the Product, reduced by: (i) discounts actually granted and returns credited; (ii) payments by any distributor to Molteni other than for the final sale of the Product to the end customer; and (iii) sales taxes, value-added taxes, excise taxes, tariffs and duties, including government compulsory deduction on sales (i.e. payback mechanism) and other rebates and taxes directly related to the sale of the Product in the Territory, up to a limit of 20% (twenty percent) of the gross Ex-factory sales amount;

“Product” means the subdermal implant containing buprenorphine and excipient ethylene vinyl acetate copolymer developed and/or provided by Titan (together with the relevant applicator);

“Release” means the quality control assessment, upon receipt from Titan, and the European release activities to be performed on the Semi-Finished Products by Molteni as required by applicable laws and regulations in order to market the Product for the Initial Indication within the Territory;

“Semi-Finished Products” means the Product, including all pharmaceutical components, applicator and related technology, prior to the performance by Molteni of the Additional Services;

“Subsequent Indication” means the use of the Product for any indication other than the Initial Indication.

“Territory” means the European Union, Switzerland, Norway, Iceland, Liechtenstein, Bosnia, Serbia, Montenegro, Macedonia and Albania (United Kingdom and Northern Ireland shall continue to be deemed as Territory also in the event they no longer belong to the European Union);

“Titan IP” means the Titan Patents, the Trademark and all other related know-how and proprietary rights related to the Product.

“Titan Patents” means all patent rights in the Territory owned and/or controlled by Titan during the term of this Agreement that claim or would be necessary for making, having made, using, offering for sale, selling or importing of the Products, including the patents listed on Schedule A hereto, as well as all continuations, continuations-in-part, divisionals, extensions and foreign equivalents thereof.

“Trademark” means the trademark Probuphine® registered in the name of Titan in the European Union and Switzerland and any and all common law rights or other rights to this trademark in the Territory.

3. Subject Matter

The Parties intend to enter into a license and distribution agreement (the “Agreement”) pursuant to which (i) Titan shall grant Molteni an exclusive license (even as to Titan and its affiliates), with the right to sublicense pursuant to the terms herein, to the Titan IP (A) to import, market, promote, distribute, offer for sale, sell or otherwise make use of the Product in the Territory and (B) to make or have made the Product for sale, distribution and/or use in the Territory, (ii) Titan shall transfer the Marketing Authorization Application (the “MAA”) to Molteni effective upon approval by the European Medicines Agency (the “EMA”) in accordance with EMA protocols, (iii) Titan shall supply the Semi-Finished Product to Molteni, (iv) Molteni shall perform the Additional Services and (v) Molteni shall, subject to the obligations of the Parties and the terms set forth herein, directly and/or indirectly distribute the Products within the Territory under the Trademark. In particular:

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(a)    Registration. Titan shall carry out all the activities necessary to obtain approval of the MAA, including being responsible for the relevant submission with the EMA under a centralized procedure. Prior to the transfer of the MAA to Molteni and upon Molteni approval (the “MAA Transfer”), the relevant registration and application costs associated with obtaining EMA approval will be borne by Titan, with Molteni being responsible for any remaining costs. Prior to the MAA Transfer, Molteni shall reasonably assist Titan throughout the registration process with the EMA. It remains understood that if new clinical trials and data (such as pre-approval and post authorizations studies) are required to obtain regulatory approvals in the Territory (e.g. if the Dossier results are incomplete or if the regulatory authorities claim any integration thereof), Titan shall have no obligation to conduct or fund such trials and/or generate these data unless such trials are performed by or on behalf of Titan, in which case Titan shall provide such data to Molteni, and provided, however, that Titan shall remain obligated to provide any such trials and/or data to which Titan has rights pursuant to the Braeburn License and/or with any subsequent licensee. Subject to the requirements set forth in this section and Section 3(g) herein, Molteni shall have no obligation to conduct or fund trials and/or generate data.

(b)    Label. The label pursued with the EMA shall permit Molteni to market the Product in the Territory for use in a broad population of opioid dependents, independent of their abuse history and their pre-treatment status with buprenorphine without restrictions on retreatment or implantation site in accordance with the draft label provided by Titan (the “Label”).

(c)    Dossier. Upon execution of the Agreement, Titan shall provide Molteni with a complete copy of the Dossier. During the term of the Agreement, Titan shall provide Molteni free of charge with any updates of the same Dossier in e-CTD format, as soon as available to Titan. The parties agree that any changes, updates or additions to the Dossier made pursuant to or in furtherance of this Agreement shall belong to Molteni.

(d)    Clinical / Pharmacoeconomic Data. Titan shall provide Molteni with full access to all existing and future clinical / pharmacoeconomic data and/or trials regarding the Product directly or indirectly generated/performed by, in the possession of, or accessible by Titan, including without limitation pursuant to the Braeburn License and/or from any subsequent licensee, as soon as available to it, it being understood that Titan has no obligation to conduct or fund any future trials or generate any future data.

(e)    Local Medical & Public Affairs. Following the MAA Transfer, local medical affairs and public affairs activities shall be Molteni’s responsibility. Titan shall be regularly involved and consulted about all local clinical trials and it retains a prohibition right for all label-modifying trials or trials that may have an impact on other geographies possibly initiated by Molteni.

(f)     Premarketing and Marketing Responsibilities. Molteni will manage, in its discretion and in line with the industry standard within the Territory, all local marketing and sales activities. Molteni will set local prices in each country within the Territory according to the market conditions. Titan will reasonably assist Molteni in all premarketing activities regarding the Product, including initial training, KOLs advisory board management, and scientific presentations at main congresses, with the possible participation of US based KOLs. The documented third-party costs of such activities shall be borne by Molteni. Molteni shall be responsible for the conduct and cost of any Health Technology Assessment or other studies required for pricing and reimbursement purposes.

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(g)    Commercial Launch. Molteni shall (i) commence the submission process for obtaining Marketing Authorization in at least one of the Key Countries within 60 days and the remaining Key Countries within 180 days after receipt of the MAA and use its commercially reasonable efforts to obtain such Marketing Authorizations as soon as practicable thereafter and (ii) shall use commercially reasonable efforts to effect the commercial launch of the Product for the Initial Indication in the each Key Country within four months following the date of release of the relevant Marketing Authorization.

4. Manufacturing and Supply

(a)          Price. Titan will manufacture and deliver the Semi-Finished Products to Molteni and Molteni will purchase the Semi-Finished Products exclusively from Titan subject to the terms herein. As consideration for the supply of the Semi-Finished Product in the Territory, Molteni shall pay to Titan the price specified in Schedule B hereto (the “Purchase Price”). The Purchase Price shall remain fixed and binding through December 31, 2019. Thereafter, any variation of the Purchase Price shall be adequately documented by Titan and provided to Molteni and, in any event, cannot exceed the annual cost increases incurred by Titan (i) under the DPT Agreement and (ii) associated with the acquisition of the API.

(b)          Delivery. Titan shall deliver the Semi-Finished Products at Titan’s manufacturing facility to the custody of the carrier provided by Molteni, Free Carrier (FCA) (Incoterms 2010). Costs for the delivery of the Semi-Finished Products from Titan to Molteni shall be borne by Molteni.

(c)          Analytical Methods. In order to facilitate the Release of the Product in the Territory, Titan shall provide to Molteni all analytical methods regarding the quality assessment of the Product (including the specification of the relevant laboratory equipment), as requested by applicable European regulators or as reasonably requested by Molteni to facilitate the Release.

(d)          Inspections and Defects. Either prior to delivery from Titan’s manufacturing facilities, or once the Semi-Finished Products are delivered to Molteni’s warehouse in Scandicci - Florence, at Molteni’s discretion, Molteni will perform a visual incoming inspection, as well as any other quality control activities necessary to Release the Product. Molteni shall have the right to reject any batch containing defective Product or parts thereof.

(e)          Regulatory Support and Audits. Titan is committed to meeting the EU requirements for commercialization of the Product in the Territory and shall use all commercially reasonable efforts to provide Molteni and/or any competent authorities full access to documents and information regarding the manufacturing of the Product and it shall allow inspections of all facilities involved in the manufacturing process of the Product and/or the API and to aid Molteni in obtaining all necessary licensing and regulatory approval.

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(f)          Third-Party Manufacturing. Molteni shall be entitled, in its sole discretion, to include into the Dossier and register Molteni itself or another European contract manufacturing organization as an additional manufacturing site for the Product at any time: (i) following the fifth anniversary of the execution of the Agreement, (ii) if Titan fails to meet its obligations to timely or completely fill at least 90% of Molteni’s purchase orders for a period of 90 days, or (iii) if the Purchase Price increases by more than maximum increase allowed as calculated pursuant to Section 2.7(c) of the DPT Agreement, then, in each case, Molteni shall be released from any exclusivity obligation to order Product from Titan. For the sake of clarity, Titan shall be obligated to provide Semi-Finished Product to Molteni at Molteni’s request for the term of this Agreement.

5. Steering Committee

The Parties shall set up a special committee (the “Steering Committee”) composed of qualified individuals from both companies. The Steering Committee shall meet on a quarterly basis prior to the registration of the Product and on a six month basis following such registration. The Steering Committee shall meet to (i) share all the clinical information relating to the Products, including those related to the pharmacovigilance activities, and any new planned or ongoing clinical trial relating to the Product, (ii) review sales performance, (iii) exchange best practices among the different geographic areas, (iv) share annual sales targets, (v) review/approve publication strategies, press releases and conference participations by Key Opinion Leaders, and (vi) share plans for additional launches within the Territory within six months following execution of the Agreement, which plans will be subject to change in Molteni’s reasonable discretion. Molteni may, at its discretion, invite Product licensees to participate as non-members of the Steering Committee.

6. New Therapeutics Indications

In the event that the Product is approved for a Subsequent Indication in any part of the Territory, Molteni shall make the milestone payment to Titan set forth below and shall have the ability to market and promote the Product for such Subsequent Indication in relevant part of the Territory under the same terms and conditions set forth in the Agreement, including pursuant to the same exclusive licenses set forth herein.

7. Exclusivity/Non Competition

For the five year period following issuance of the MAA, Molteni shall not market any Competitor Product in the Territory. Thereafter, if Molteni markets any Competitor Products in the Territory, it shall pay Titan the royalties set forth below. During the term of the Agreement, Titan shall not enter into any additional arrangements relating to and shall not, directly or indirectly, commercialize the Product in the Territory. For the sake of clarity, Titan shall not market or offer for sale, directly or indirectly, any Competitor Product in the Territory during the term of this Agreement.

8. Consideration	As consideration for the granting of the license of the Product in the Territory, Molteni shall pay to Titan the following amounts:

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(a)         Milestones Payments.

(i)€ 2,000,000.00 (Euros two million) non-refundable, upon signing of the Agreement;

(ii)€ 1,000,000.00 (Euros one million) upon release of a written positive scientific advise by the Committee for Medicinal Products for Human Use (CHMP) on the Product for the Initial Indication with the desired Label;

(iii)€ 1,000,000.00 (Euros one million) upon issuance by the EMA of the Marketing Authorization;

(iv)€ [*************************] upon approval of the reimbursement price in each of the following countries: Italy, German, United Kingdom and France for an aggregate of € 2,000,000.00 (Euros two million);

(v)€ [*************************] upon issuance by the EMA of a Marketing Authorization of the Product for each Subsequent Indication, provided that marketing the Product for the Subsequent Indication would, in the absence of the license set forth herein, infringe valid claims of the Titan Patents. For the sake of clarity, such milestone payment shall be due and payable by Molteni one time for each Subsequent Indication.

If the Marketing Authorization under section (c) is not obtained on or prior to September 30, 2019, then the milestone payments provided under sections (c) and (d) shall be reduced by 50% (fifty percent).

(b)       Royalty Payments.

Molteni shall pay to Titan the following annual royalties on Net Sales of Product in the Territory or Additional Territory, as applicable in each tier (e.g., € [************] total Net Sale of Product in the Territory shall be subject to royalty payments equal to [*************************]):

	From (€)	To (€)	Royalty (%) on Net Sales
TIER 1	[************]	[************]	[************]
TIER 2	[************]	[************]	[************]
TIER 3	[************]	[************]	[************]
TIER 4	[************]	[************]	[************]
TIER 5	[************]	[************]	[************]
TIER 6	[************]	[************]	[************]

Molteni shall pay Titan a royalty of 3% on Net Sales of any Competitor Product sold by or on behalf of Molteni in the Territory or Additional Territory, as applicable.

If the patent currently existing for the Product and/or any of the material claims therein ceases to be valid as a result of litigation on an alleged infringement of applicable IP, then Molteni shall cease to pay any royalties.

9. Sublicensing	Titan shall have the right to approve any sublicense by Molteni other than to an affiliate, which approval shall not be unreasonably withheld.

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10. Other territories

Molteni shall have the right, exercisable at any time on or prior to June 30, 2019, to extend the Territory to the following additional groups of countries (which, upon exercise of this right, will each be an “Additional Territory”):

GROUP A: Middle East / North Africa;

GROUP B: Former CIS (Russia, Ukraine, Belarus, Armenia, Georgia, Azerbaijan, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan and Uzbekistan), under the same terms and conditions set forth in relation to the Territory by paying to Titan an additional milestone of € 1,000,000.00 (Euros one million) per group. For the sake of clarity, no additional milestone payments would be due as to any Additional Territory should Molteni exercise its right in this section.

11. IP Protection

Titan shall be responsible for the initiation and prosecution of any legal action in connection with any infringement of applicable IP laws relating to the Product and the Trademark. Titan shall manage any litigation and bear any relevant cost. Under no circumstance shall Molteni be held liable for damages payable by Titan to any third party in relation thereto and Titan shall indemnify and hold Molteni harmless with respect thereto. Titan shall, at its expense, diligently prosecute the Titan IP, including the Titan Patents in the Territory.

12. Third Party Rights

Should Molteni, in its reasonable discretion, determine that it reasonably requires third party rights in order to exercise its rights and/or meet its obligations pursuant to this Agreement, the parties agree to discuss in good faith a reduction of royalty fees to account for such third party license fees as may be due and payable by Molteni.

13. Pharmacovigilance and Drug Safety

Following the MAA Transfer, all activities related to local drug safety and pharmacovigilance in the Territory shall be Molteni’s responsibility and subject to applicable law. Molteni shall report all material and adverse events to Titan to ensure global coordination of adverse events. All activities connected to global drug safety, pharmacovigilance and global safety labeling are within Titan’s responsibility. In this respect, prior to the MAA Transfer, the Parties shall execute a separate pharmacovigilance agreement in compliance with applicable European laws and regulations. In addition, the Parties shall exchange any information relating to alerts, batch recall or manufacturing deficiencies as soon as they became aware of such, in each case, subject to applicable law.

14. Term and Termination

The Agreement shall remain effective until the later of (i) termination of any applicable data exclusivity period, (ii) expiration of the last valid claim of patent rights covering the Product in the Territory and (iii) fifteen (15) years from the execution of the Agreement, provided that clause (iii) shall terminate when any third party substantially similar product enters the market. To the extent Molteni enters into any Additional Territories pursuant to the terms herein, this Agreement shall remain in effect for fifteen (15) years from the written notice of such extension, provided that such term for the Additional Territories shall terminate when any third party substantially similar product enters the relevant market. The parties agree that entering in to any Additional Territories shall not affect the term of this Agreement as to the original Territory. Thereafter the term of any Territory or Additional Territory, Molteni shall have a fully paid up, perpetual, exclusive (even as to Titan and its affiliates) and sublicensable license to continue to use the Titan IP subject to the license rights set forth herein by making a one-time payment to Titan of € 100.000 (Euros one hundred thousand), and Molteni will no longer be liable for any royalty or milestone payments.

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In addition to standard termination clauses and to the other termination clauses provided herein, each Party shall be entitled to immediately terminate the Agreement in cases of (i) withdrawal of the Product from the market by any regulatory authorities within the Territory; and (ii) if the Marketing Authorization is not obtained on or prior to March 31, 2020.

15. Governing Law and Jurisdiction

This Term Sheet and the Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws and any dispute arising out of, or in connection with, this Term Sheet or the Agreement, shall be subject to the exclusive jurisdiction of any New York State or federal court located in the City of New York, County of Manhattan.

16. Press Release

The parties will agree on the content of any press release relating to this Term Sheet and the proposed subsequent Agreement, and neither party shall make public the parties’ relationship, the existence of the Term Sheet or any of the terms herein except as required by applicable securities or regulatory laws without the prior written consent of the other party.

17. Binding Effect

This Term Sheet and any attachment hereto constitutes a binding obligation of the Parties to enter into, execute and deliver the Agreement containing all the essential elements contained in this Term Sheet.

The undersigned have executed this Term Sheet as of the 27th day of November, 2017.

L. MOLTENI & C. DEI F.LLI ALITTI

SOCIETÀ DI ESERCIZIO S.P.A.

By:
Name: Giovanni Seghi
Title: President

TITAN PHARMACEUTICALS, INC.

By:
Name: Sunil Bhonsle
Title: Chief Executive Officer

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Schedule A

European Patent Application No. 12193435.0

Publication No. EP 2561860A

“Implantable Polymeric Device for Sustained Release of Buprenorphine”

Inventors: Rajesh A. PATEL and Louis R. BUCALO

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Schedule B

[************]

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